Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-237145) on Form S-3 ASR, (No. 333-125858 and No. 333-202971) on Form S-3, and (No. 333-24971, No. 333-149872, No. 333-55062, No. 333-125857, No. 333-239423, No. 333-231427, No. 333-174662 and No. 333-215241) on Form S-8 of Regency Centers Corporation and (No. 333-237145-01) on Form S-3 ASR of Regency Centers, L.P. of our reports dated February 17, 2023, with respect to the consolidated financial statements and financial statement schedule III of Regency Centers Corporation and Regency Centers, L.P., and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Jacksonville, Florida

February 17, 2023